                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED
                 BY RULE 14A-6(E)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                          JONES LANG LASALLE INCORPORATED
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                        JONES LANG LASALLE INCORPORATED
                            200 EAST RANDOLPH DRIVE
                            CHICAGO, ILLINOIS 60601

                                     [LOGO]

                              -------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                      AND
                                PROXY STATEMENT

                              -------------------

                                                                   April 6, 2001

Dear Stockholder:

    I would like to invite you to attend our 2001 annual meeting of stockholders, which will be held on Monday, May 14, 2001, beginning at 1:30 p.m., local time, in the Indiana Room on Lower Level 1 of the Aon Center, 200 East Randolph Drive, Chicago, Illinois 60601.

    The formal notice of the annual meeting and the proxy statement can be found on the following pages. A copy of our 2000 Annual Report and our Form 10-K for the year are enclosed for your review. Also enclosed are a proxy card and a postage-paid return envelope.

    To be sure that your shares will be voted at the meeting, please complete and sign the enclosed proxy card and return it in the enclosed envelope as promptly as possible. You are encouraged to specify your choices on the matters indicated. However, it is not necessary to specify your choice on a matter if you wish to vote in accordance with the recommendation of the Board of Directors, in which event merely executing and returning the proxy card will be sufficient.

    I hope that you will be able to attend the annual meeting. If you do, you may vote your shares in person even though you have returned a proxy.

                                          [SIG]

                                          STUART L. SCOTT
                                          Chairman and Chief Executive Officer

                        JONES LANG LASALLE INCORPORATED
                            200 EAST RANDOLPH DRIVE
                            CHICAGO, ILLINOIS 60601

                                     [LOGO]

                              -------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 14, 2001

                              -------------------

    The annual meeting of stockholders of Jones Lang LaSalle Incorporated will be held on Monday, May 14, 2001, beginning at 1:30 p.m., local time, in the Indiana Room on Lower Level 1 of the Aon Center, 200 East Randolph Drive, Chicago, Illinois 60601, for the following purposes:

     1. To elect six Directors, one to serve until the 2002 annual meeting of stockholders and until his successor is elected and qualifies, and five to serve until the 2004 annual meeting of stockholders and until their successors are elected and qualify;

     2. To approve an amendment to the 1997 Stock Award and Incentive Plan to increase the number of shares available thereunder from 4,160,000 to 8,610,000;

     3. To ratify the appointment of KPMG LLP as Jones Lang LaSalle's independent auditors for the fiscal year ending December 31, 2001; and

     4. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

    The Board of Directors has fixed the close of business on March 28, 2001 as the record date for determining the stockholders entitled to receive notice of and to vote at the annual meeting.

                                          By Order of the Board of Directors

                                          [SIG]

                                          FRITZ E. FREIDINGER
                                          Secretary

Chicago, Illinois
April 6, 2001

    ALL STOCKHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. STOCKHOLDERS WHO DO NOT INTEND TO BE PRESENT AT THE MEETING IN PERSON ARE REQUESTED TO SIGN AND DATE THE ENCLOSED PROXY AND TO RETURN IT IN THE ACCOMPANYING ENVELOPE IN ORDER THAT THE NECESSARY QUORUM MAY BE ASSURED. ANY PROXY MAY BE REVOKED IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE MEETING.

                        JONES LANG LASALLE INCORPORATED
                            200 EAST RANDOLPH DRIVE
                            CHICAGO, ILLINOIS 60601

                                     [LOGO]

                              -------------------

                                PROXY STATEMENT

                              -------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 14, 2001

                                  INTRODUCTION

    This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors (the "Board") of Jones Lang LaSalle Incorporated, a Maryland corporation ("Jones Lang LaSalle"), for use at the annual meeting of Jones Lang LaSalle's stockholders to be held on Monday, May 14, 2001, beginning at 1:30 p.m., local time, in the Indiana Room on Lower Level 1 of the Aon Center, 200 East Randolph Drive, Chicago, Illinois, and any adjournments or postponements thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

    Jones Lang LaSalle expects to first send this Proxy Statement and the enclosed form of proxy to stockholders on or about April 6, 2001.

                                 ANNUAL REPORT

    The 2000 Annual Report of Jones Lang LaSalle and the Form 10-K for the year ended December 31, 2000, including financial statements audited by KPMG LLP, independent auditors, and their report thereon dated January 26, 2001, with reference to one footnote dated March 16, 2001, are being mailed together with this Proxy Statement to each of Jones Lang LaSalle's stockholders of record at the close of business on March 28, 2001 (the "Record Date").

                          VOTING AT THE ANNUAL MEETING

    Only stockholders of record of Jones Lang LaSalle's common stock, $.01 par value per share (the "Common Stock"), at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on all matters voted upon by stockholders and is entitled to vote for as many persons as there are Directors to be elected. There were 29,774,135 shares of Common Stock outstanding on the Record Date held by approximately 4,300 beneficial owners.

    Directors will be elected by a plurality of the votes cast at the Annual Meeting. There is no cumulative voting for Directors. The affirmative vote of a majority of the total number of votes cast by holders of Common Stock entitled to vote at the Annual Meeting will be necessary both to approve the amendment to the 1997 Stock Award and Incentive Plan and to ratify the appointment of KPMG LLP as Jones Lang LaSalle's independent auditors for 2001.

    The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. Shares of Common Stock represented in person or by properly executed proxy will be counted for the purpose of determining whether a quorum is present at the Annual Meeting. Shares which abstain from voting as to a particular matter will be treated as shares that are present and entitled to vote at the Annual Meeting for purposes of determining whether a quorum exists, but will not be counted as votes cast on such matter. Accordingly, in determining whether director nominees, the amendment to the 1997 Stock Award and Incentive Plan and the ratification of KPMG LLP have received the requisite number of affirmative votes, abstentions will have no effect on the voting.

    Each valid proxy returned to Jones Lang LaSalle will be voted at the Annual Meeting as indicated on the proxy or, if no indication is made with respect to a proposal, in accordance with the recommendations of the Board set forth in this Proxy Statement. Jones Lang LaSalle does not know of any matters to be presented at the Annual Meeting other than the proposals referred to on the proxies and described in this Proxy Statement. However, if any other matters are properly presented at the Annual Meeting, the persons named on the enclosed form of proxy intend to vote the shares represented by them in accordance with their best judgment pursuant to the discretionary authority granted them in the proxies.

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Jones Lang LaSalle, before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, or (ii) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of Jones Lang LaSalle. Notice of revocation or subsequent proxy should be sent to Jones Lang LaSalle Incorporated, 200 East Randolph Drive, Chicago, Illinois 60601, Attention: Fritz E. Freidinger, Secretary, or hand-delivered to the Secretary of Jones Lang LaSalle at or before the taking of the vote at the Annual Meeting. Facsimiles will not be accepted.

                             STOCKHOLDER AGREEMENTS

    In connection with the acquisition of the property and asset management, advisory and other real estate businesses operated by a series of partnerships and corporations in Europe, Asia, Australia, North America and New Zealand under the name "Jones Lang Wootton" or "JLW" (the "JLW Companies"), each former beneficial owner of the JLW Companies (the "JLW Shareholders") entered into a separate stockholder agreement ("Stockholder Agreement") with Jones Lang LaSalle. In addition, in the cases where a JLW Shareholder is not a natural person, the employee of the JLW Companies who owns or holds an interest in such JLW Shareholder (a "Related JLW Owner") entered into a Stockholder Agreement along with such JLW Shareholder. Unless otherwise agreed, the term of such Stockholder Agreements commenced upon the closing of the acquisition of the JLW Companies (the "Closing") and will terminate on the earlier of (i) the first business day immediately following the fifth annual meeting of stockholders following March 11, 1999, or (ii) June 1, 2003 (the "Transition Period").

    Pursuant to the Stockholder Agreements, each JLW Shareholder and Related JLW Owner has, among other things, agreed (i) to standstill covenants and covenants restricting activities affecting the management and corporate control of Jones Lang LaSalle and (ii) to vote all shares of Common Stock owned by such JLW Shareholder and Related JLW Owner in favor of persons nominated by the Board and in accordance with the recommendation of the Board on stockholder proposals and matters involving a sale or merger of Jones Lang LaSalle which the Board has recommended against approving.

    Each former LaSalle Partners employee stockholder who is a former partner of DEL-LPL Limited Partnership and DEL-LPAML Limited Partnership, two affiliated employee partnerships which held approximately 7 million of Jones Lang LaSalle's shares, has entered into a stockholder agreement (a "DEL Stockholder Agreement") that contains all the stockholder covenants and voting provisions contained in the Stockholder Agreements.

    As a result of the Stockholder Agreements and DEL Stockholder Agreements, as long as persons who are parties or otherwise subject to such agreements own or control a majority of the issued and outstanding shares of Common Stock entitled to vote, all director nominees of the Board will be elected, all sale or merger transactions opposed by the Board will not be approved and all stockholder proposals will be decided in accordance with the Board's recommendation. Approximately 50% of the outstanding Common Stock is currently owned by persons who are bound by the Stockholder Agreements and the DEL Stockholder Agreements.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

    Six Directors, five of the Class I Directors and one of the Class II Directors, are to be elected at the Annual Meeting. Class I Directors will serve three-year terms until Jones Lang LaSalle's annual meeting of stockholders in 2004, and the Class II Director will serve a one-year term until Jones Lang LaSalle's annual meeting of stockholders in 2002, and in each case until their successors are elected and qualify, or until their earlier death, resignation, retirement, disqualification or removal.

    Pursuant to the purchase agreements relating to the acquisition of the JLW Companies (the "Purchase Agreements"), during the Transition Period, the Board will be composed of 14 directors. In connection with the Closing, seven of such directors (the "LaSalle Partners Directors") were designated by Jones Lang LaSalle and seven of such directors (the "JLW Directors") were designated by the JLW Companies. Four of the LaSalle Partners Directors (the "LaSalle Partners Employee Directors") were executive officers of Jones Lang LaSalle prior to the Closing and four of the JLW Directors (the "JLW Employee Directors") were executive officers of the JLW Companies prior to the Closing. The three remaining LaSalle Partners Directors (the "LaSalle Partners Independent Directors") and JLW Directors (the "JLW Independent Directors"), respectively, are required to be independent during the Transition Period. The LaSalle Partners Employee Directors are currently Mr. Stuart L. Scott, Mr. M.G. Rose, Mr. Earl E. Webb and Ms. Lynn C. Thurber. Mr. Webb, whose term expires at the Annual Meeting, has been nominated to stand for reelection as a Class I Director. Mr. Rose, whose term also expires at the Annual Meeting, will not stand for reelection, and Mr. William E. Sullivan has been nominated to stand for election as a Class I Director in his place. Mr. Darryl Hartley-Leonard, Mr. Thomas C. Theobald and Mr. John R. Walter are currently the LaSalle Partners Independent Directors. Mr. Hartley-Leonard, whose term expires at the Annual Meeting, has been nominated to stand for reelection as a Class I Director.
Mr. Christopher A. Peacock, Mr. Michael J. Smith, Mr. Christopher M.G. Brown and Mr. Clive J. Pickford are currently the JLW Employee Directors. Mr. Smith, whose term expires at the Annual Meeting, will not stand for reelection, and Mr. Robert S. Orr has been nominated to stand for election as a Class I Director in his place. Mr. Pickford will step down from the Board as of the Annual Meeting and Mr. Robin S. Broadhurst has been nominated to stand for election as a Class III Director in his place. Professor Henri-Claude de Bettignies,
Mr. Derek A. Higgs and Dr. David K. P. Li are currently the JLW Independent Directors. Professor de Bettignies, whose term expires at the Annual Meeting, has been nominated to stand for reelection as a Class I Director.

    During the Transition Period, the LaSalle Partners Employee Directors in office from time to time, together with two or more LaSalle Partners Independent Directors selected by such LaSalle Partners Employee Directors, will constitute a nominating committee (the "LaSalle Partners Nominating Committee") with the powers and duties delegated to such committee in the bylaws of Jones Lang LaSalle, as amended (the "Amended Bylaws"), and the JLW Employee Directors in office from time to time, together with two or more JLW Independent Directors selected by such JLW Employee Directors, will constitute a nominating committee (the "JLW Nominating Committee") with the powers and duties delegated to such committee in the Amended Bylaws. Except as otherwise set forth in the Amended Bylaws, the LaSalle Partners Nominating Committee and the JLW Nominating Committee (collectively, the "Nominating

Committees") will exercise all power and authority of the Board with respect to the designation of persons as the nominees of the Board for election to, or designating persons to fill vacancies on, the Board. Any Director elected by the Board to replace any JLW Director must be nominated by the JLW Nominating Committee, and any Director elected by the Board to replace any LaSalle Partners Director must be nominated by the LaSalle Partners Nominating Committee.

    During the Transition Period, prior to each meeting of the stockholders of Jones Lang LaSalle at which the term of office of any LaSalle Partners Director is expiring or at which any replacement for a LaSalle Partners Director is to be elected, the LaSalle Partners Nominating Committee may designate a nominee for election to such position (which designee must be reasonably acceptable to the JLW Nominating Committee), and prior to each meeting of the stockholders of Jones Lang LaSalle at which the term of office of any JLW Director is expiring or at which any replacement for a JLW Director is to be elected, the JLW Nominating Committee may designate a nominee for election to such position (which designee must be reasonably acceptable to the LaSalle Partners Nominating Committee). At all times during the Transition Period, at least three LaSalle Partners Directors and at least three JLW Directors must be Independent Directors and at least one JLW Independent Director must have his primary place of business and residence outside the United Kingdom.

    The Nominating Committees of the Board will consider nominees for director recommended by stockholders, provided that such recommendation is made in accordance with the requirements set forth in the section headed "Stockholder Proposals," below.

    Each valid proxy returned to Jones Lang LaSalle will be voted at the Annual Meeting for the six nominees listed below, unless the proxy specifies otherwise. THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE SIX NOMINEES LISTED BELOW. Biographical information for each of the nominees is set forth under the caption "Management."

                                    NOMINEES

                        CLASS I (TERM EXPIRING IN 2004)

                           Henri-Claude de Bettignies
                             Darryl Hartley-Leonard
                                 Robert S. Orr
                              William E. Sullivan
                                  Earl E. Webb

                        CLASS II (TERM EXPIRING IN 2002)

                              Robin S. Broadhurst

    While the Board does not anticipate that any of the nominees will be unable to stand for election as a Director at the Annual Meeting, if that is the case, proxies will be voted in favor of such person or persons designated by the Board.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    Jones Lang LaSalle's Articles of Incorporation, as amended, provide for the Board to be divided into three classes, as nearly equal in number as possible, serving staggered terms. The Board currently consists of five Class I Directors (Messrs. de Bettignies, Hartley-Leonard, Rose, Smith and Webb), five Class II Directors (Messrs. Scott, Peacock, Li, Pickford and Walter) and four Class III Directors (Messrs. Brown, Higgs and Theobald and Ms. Thurber). The terms of the Class I Directors, Class II Directors and Class III Directors will expire upon the election and qualification of successor Directors at the annual meetings of stockholders held during the calendar years 2004, 2002 and 2003, respectively.

    The following table sets forth certain information with respect to the Directors who will continue to serve on the Board following the Annual Meeting, the Director nominees and the executive officers of Jones Lang LaSalle. Jones Lang LaSalle currently has a fourteen member Board, which includes six Directors who are not employed by Jones Lang LaSalle and its subsidiaries ("Non-Executive Directors").

                NAME                     AGE                              POSITION
                ----                   --------                           --------
Stuart L. Scott......................     63      Chairman of the Board of Directors, Chief Executive
                                                  Officer and Director

Christopher A. Peacock...............     55      President, Deputy Chief Executive Officer, Chief
                                                  Operating Officer and Director

Robin S. Broadhurst..................     54      Chairman of Europe and Director Nominee

Christopher M. G. Brown..............     54      Executive Chairman of Asia Pacific and Director

Lynn C. Thurber......................     53      Chief Executive Officer of LaSalle Investment Management
                                                  and Director

Earl E. Webb.........................     44      Chief Executive Officer of the Americas and Director

Robert S. Orr........................     41      Chief Executive Officer of Europe and Director Nominee

William E. Sullivan..................     46      Executive Vice President -- Capital Investments and
                                                  Technology and Director Nominee

Henri-Claude de Bettignies...........     62      Director

Darryl Hartley-Leonard...............     55      Director

Derek A. Higgs.......................     56      Director

David K.P. Li........................     62      Director

Thomas C. Theobald...................     63      Director

John R. Walter.......................     54      Director

Peter Barge..........................     50      Chairman and Chief Executive Officer of Jones Lang
                                                  LaSalle Hotels

Fritz E. Freidinger..................     36      Vice President, Global General Counsel and Secretary

Michael E. Harper....................     44      Executive Vice President and Global Director of Human
                                                  Resources

John G. Minks........................     45      Chief Executive Officer of Global Client Services

Peter C. Roberts.....................     40      Executive Vice President and Chief Financial Officer

Nicholas J. Willmott.................     40      Senior Vice President and Global Controller

    The following is a biographical summary of the experience of the Directors who will continue to serve on the Board following the Annual Meeting, the Director Nominees and the executive officers of Jones Lang LaSalle.

    STUART L. SCOTT. Mr. Scott has been Chairman of the Board of Directors, Chief Executive Officer and a Director of Jones Lang LaSalle since its incorporation in April 1997 and a member of Jones Lang LaSalle's Management Executive Committee since March 1999. Previously, he was Chief Executive Officer and Chairman of LaSalle Partners Limited Partnership and LaSalle Partners Management Limited Partnership (the "Predecessor Partnerships") from
December 1992 until 1997. Prior to December 1992, Mr. Scott was President of the Predecessor Partnerships for more than 15 years and Co-Chairman of the Management Committee from January 1990 to December 1992. Mr. Scott originally joined the Predecessor Partnerships in 1973. He is a member of the boards of directors of Hartmarx Corporation, a clothing manufacturing company, and LaSalle Hotel Properties, a real estate investment trust. He holds a B.A. from Hamilton College and a J.D. from Northwestern University.

    CHRISTOPHER A. PEACOCK. Mr. Peacock has been the President, Deputy Chief Executive Officer, Chief Operating Officer, Chairman of Jones Lang LaSalle's Management Executive Committee and a Director of Jones Lang LaSalle since March 1999. Mr. Peacock was International Chief Executive Officer of the JLW Companies from September 1997 through March 1999, having previously been the European Chief Executive Officer since June 1996. From November 1992 to June 1996,
Mr. Peacock served concurrently as Managing Partner for the Continent of Europe and as Chairman of Leasing and Agency in England. He became a member of the JLW Companies' Executive Board for the Continent of Europe in June 1985.
Mr. Peacock originally joined JLW England as an employee in 1972 and was made a partner in 1974. Mr. Peacock is a Fellow of the Royal Institution of Chartered Surveyors. He was educated at Wellington College, Berkshire, England.

    ROBIN S. BROADHURST. Mr. Broadhurst has been Chairman of Europe since September 2000. Previously, he was an International Director of Jones Lang LaSalle from March 1999 to September 2000. Prior to that he was a partner with JLW since 1973 and during that time, Chairman of JLW International from January 1993 to December 1997. He joined JLW in 1969 as a Surveyor. Mr. Broadhurst is a Fellow of the Royal Institution of Chartered Surveyors. He was educated at Felsted School and College of Estate Management, England.

    CHRISTOPHER M. G. BROWN. Mr. Brown has been Executive Chairman of Asia Pacific since January 2000 when the Asia region, of which he had been Executive Chairman since March 1999, was combined with the Australasia region to form the Asia Pacific region. He has been a member of Jones Lang LaSalle's Management Executive Committee since March 1999. From 1995 to March 1999, Mr. Brown was Chairman of JLW Singapore. From January 1989 until May 1995, Mr. Brown was Executive Chairman of JLW Australia and Chairman of JLW Pacific Region.
Mr. Brown joined the JLW Companies in 1969 in the Sydney office. He held a number of positions with the JLW Companies in Australia and Asia. Mr. Brown's tertiary education was undertaken in England; he is a Fellow of the Royal Institution of Chartered Surveyors and a Fellow of the Society of Land Economists.

    LYNN C. THURBER. Ms. Thurber has been the Chief Executive Officer of LaSalle Investment Management, Jones Lang LaSalle's investment management business, since March 2000, and a Director since May 2000. From March 1999 until March 2000 she was the Co-Chief Executive Officer of LaSalle Investment Management. She has been a member of Jones Lang LaSalle's Management Executive Committee since March 1999 and was a Director of Jones Lang LaSalle from its incorporation until March 1999. From April 1997 until March 1999, she was Co-President of LaSalle Advisors Capital Management, Inc. (now known as LaSalle Investment Management, Inc.), an operating subsidiary of Jones Lang LaSalle.
Ms. Thurber was a Managing Director and Co-President of LaSalle Advisors Limited Partnership, a subsidiary of one of the Predecessor Partnerships, from November 1994 until 1997. Ms. Thurber was Chief Executive Officer of Alex. Brown Kleinwort Benson Realty Advisors Corporation ("ABKB") from

May 1993 to November 1994, at which time its assets were acquired by the Predecessor Partnerships. From July 1992 to May 1993, Ms. Thurber served as Chief Operating Officer and Director of Acquisitions of ABKB. Prior to that time, Ms. Thurber was a Principal at Morgan Stanley & Co. Incorporated. She holds an A.B. from Wellesley College and an M.B.A. from Harvard University.

    EARL E. WEBB. Mr. Webb has been Chief Executive Officer of the Americas and a Director of Jones Lang LaSalle since May 1999. He has been a member of Jones Lang LaSalle's Management Executive Committee since March 1999. Mr. Webb was Co-Chief Executive Officer of the Americas from March 1999 until May 1999.
Mr. Webb also served as a Director of Jones Lang LaSalle from its incorporation until March 1999. From April 1997 until March 1999, he was Managing Director, Investment Banking Division of LaSalle Partners Corporate & Financial
Services, Inc., an operating subsidiary of Jones Lang LaSalle. Mr. Webb was Managing Director of the Investment Banking Division of the Predecessor Partnerships from January 1995 until 1997. From January 1992 to January 1995, Mr. Webb was a Senior Vice President of the Predecessor Partnerships. Mr. Webb originally joined the Predecessor Partnerships in 1985. He holds a B.S. from the University of Virginia and an M.M. from Northwestern University.

    ROBERT S. ORR. Mr. Orr has been Chief Executive Officer of Europe and a member of Jones Lang LaSalle's Management Executive Committee since March 1999. From January 1998 to March 1999, Mr. Orr was European Chief Executive of the JLW Companies. From 1991 to 1998, he served as Country Manager for JLW Germany.
Mr. Orr joined the JLW Companies in 1980 and held a number of positions with them in Europe.

    WILLIAM E. SULLIVAN. Mr. Sullivan has been Executive Vice President -- Capital Investments and Technology since January 2001 and a member of Jones Lang LaSalle's Management Executive Committee since March 1999. Mr. Sullivan served as Executive Vice President, Chief Financial Officer and Secretary of the Predecessor Partnerships from February 1997 and continued in this role with Jones Lang LaSalle following its incorporation until December 2000. He also served as a Director from incorporation until March 1999. From September 1995 to February 1997, Mr. Sullivan was a Managing Director of the Special Projects Group of the Predecessor Partnerships. From January 1992 to September 1995,
Mr. Sullivan was a Senior Vice President of the Special Projects Group.
Mr. Sullivan originally joined the Predecessor Partnerships in 1984. He holds a B.S.B.A. from Georgetown University and an M.M. from Northwestern University.

    HENRI-CLAUDE DE BETTIGNIES. Professor de Bettignies has been a Director of Jones Lang LaSalle since March 1999. Professor de Bettignies joined the European Institute of Business Administration, Fontainebleau, France ("INSEAD") in 1967 as an Assistant Professor and became a Full Professor in 1975. Since 1988, he has held a joint professorship at the Stanford University Graduate School of Business. Professor de Bettignies started and developed INSEAD's activities in Japan and the Asia Pacific region which led to the creation in 1980 of the Euro-Asia Centre, of which he was the Director General until 1988. At INSEAD and Stanford, he teaches courses on international management, ethics and Japan and the Asia Pacific region. He has created and directs several executive programs organized in Asia and Europe, including AVIRA, a program for CEOs held in Europe, the United States and Asia. He serves as a consultant to a number of major organizations and has published five books and over 50 articles in business and professional journals. Professor de Bettignies was educated at the Sorbonne (Licence es Lettres), the Catholic University of Paris (EPP) and the Harvard Business School (ITP).

    DARRYL HARTLEY-LEONARD. Mr. Hartley-Leonard has been a Director of Jones Lang LaSalle since the closing of the initial public offering in July 1997. He is Chairman and Chief Executive Officer of PGI, an event production agency. From June 1996 to July 2000 he was Chairman and Partner of Metropolitan Hotel Corporation, a hotel company in the long-term stay/suite hotel business directed at the upscale market, and was a founding partner of H-LK Partners, a hotel development and management company. Mr. Hartley-Leonard retired as Chairman of the Board of Hyatt Hotels Corporation ("Hyatt") after a 32 year career with Hyatt and its diversified affiliates. From 1994 to 1996, he served as Chairman of the Board of Directors of Hyatt, and from 1986 to 1994, he served as Chief Executive Officer/Chief Operating Officer of Hyatt.
Mr. Hartley-Leonard also serves on the boards of directors of LaSalle Hotel Properties, a real estate investment trust, Brookdale Living Communities, Inc., a provider of senior and assisted living services, and The United States Committee for UNICEF. Mr. Hartley-Leonard holds a B.A. from Blackpool Lancashire College of Lancaster University and an honorary doctorate of business administration from Johnson and Wales University.

    DEREK A. HIGGS. Mr. Higgs has been a Director of Jones Lang LaSalle since March 1999. Mr. Higgs was a director of Prudential plc from 1996 to 2000 and prior to that was employed by S.G. Warburg & Co. Ltd. from 1972 until 1996, serving as a Director beginning in 1979, Head of Global Corporate Finance beginning in 1986 and Chairman beginning in 1994. Mr. Higgs currently is Chairman of Partnerships UK and of Business in the Environment, and a member of the Financial Reporting Council. He is a Non-Executive Director of Allied Irish Banks, plc, The British Land Company plc, Egg, plc, London Regional Transport and a Senior Adviser to UBS Warburg. Mr. Higgs is a Chartered Accountant and holds a Bachelor of Arts degree from the University of Bristol.

    DAVID K.P. LI. Dr. Li has been a Director of Jones Lang LaSalle since March 1999. Dr. Li is the Chairman and Chief Executive Officer of The Bank of East Asia, Limited, a bank headquartered in Hong Kong. Dr. Li joined The Bank of East Asia, Limited in 1969 and was elected Chief Executive Officer in 1981, Deputy Chairman in 1995 and Chairman in 1997. He is a director of The Bank of East Asia, Limited, Dow Jones & Company, Inc., Campbell Soup Company, Pacific Century Cyberworks Limited, The Hong Kong & China Gas Company Limited, Sime Darby Berhad, South China Morning Post (Holdings) Limited and Atlas Air, Inc. Dr. Li holds an M.A. in Economics and Law and an honorary degree of Doctor of Law from The University of Cambridge.

    THOMAS C. THEOBALD. Mr. Theobald has been a Director of Jones Lang LaSalle since the closing of the initial public offering in July 1997. Mr. Theobald has served as a Managing Director at William Blair Capital Partners since September 1994. From July 1987 to August 1994, Mr. Theobald was Chairman of Continental Bank Corporation. He currently serves on the boards of directors of Xerox Corporation, a manufacturer of document processing products and systems, Anixter International, a supplier of electrical apparatus and equipment, Liberty Funds, a mutual fund group, LaSalle U.S. Realty Income & Growth Fund, Inc., a REIT advised by a subsidiary of Jones Lang LaSalle, the MONY Group, a life insurance company, Auditforce, Inc., a financial consultant, and the MacArthur Foundation. Mr. Theobald holds an A.B. from the College of the Holy Cross and an M.B.A. from Harvard University.

    JOHN R. WALTER. Mr. Walter has been a Director of Jones Lang LaSalle since September 1997. Mr. Walter has been the Chairman of the Board of Manpower, Inc. since May 1999 and is the retired President and Chief Operating Officer of AT&T Corporation (November 1996 through July 1997). Prior thereto, Mr. Walter worked for R.R. Donnelley & Sons Company for 27 years, serving as Chairman and Chief Executive Officer from 1989 to October 1996 and as President from 1987 to 1991. He serves as a director of Abbott Laboratories, Celestica, Inc., Manpower, Inc., Applied Graphics Technologies, Inc. and Deere & Company.
Mr. Walter is a member of the International Advisory Council, Singapore Economic Development Board, and a trustee of the Chicago Symphony Orchestra and Northwestern University. He holds a B.S. from Miami University of Ohio.

    PETER BARGE. Mr. Barge has been Chief Executive Officer of Jones Lang LaSalle Hotels and a member of Jones Lang LaSalle's Management Executive Committee since March 1999. Previously, Mr. Barge was Chief Executive Officer of JLW TransAct, the JLW Companies' hotel business. Before the investment by the JLW Companies in TransAct Hotel & Tourism Property Limited, Mr. Barge held various positions with that company. Prior thereto, Mr. Barge served as "Lecturer in Charge" of all hotel and tourism programs at Australia's pre-eminent school of Food and Hotel Administration in Adelaide, South Australia and worked in hotel management and tourism consulting.

    FRITZ E. FREIDINGER. Mr. Freidinger has been Vice President, Global General Counsel and Secretary since February 2001. Previously, he was with the law firm of Hagan & Associates, a law firm providing services to Jones Lang LaSalle and its clients, from March 1997 to February 2001. Prior to that, Mr. Freidinger was an associate with the law firm of Mayer, Brown & Platt from September 1993 to March 1997. Prior to attending law school, Mr. Freidinger worked for Harris Trust and Savings Bank. He holds an A.B. in economics from the University of Illinois and a J.D. from The University of Chicago Law School.

    MICHAEL E. HARPER. Mr. Harper has been Executive Vice President and Global Director of Human Resources since February 2001. Previously, he was Senior Vice President, Human Resources with AVCO/ Associated First Capital Corporation from 1997 to February 2001. He was Corporate Director, Worldwide Human Resources at ICN Pharmaceuticals, Inc. from 1995 to 1997 and prior to that was President of Michael Harper & Associates, a human resources consulting firm from 1991 to 1995. Before that, he held a number of positions with First Chicago Corporation and then May Department Stores. Mr. Harper received his B.A. from the University of Kansas and his M.A. from Boston University.

    JOHN G. MINKS. Mr. Minks has been Chief Executive Officer of Global Client Services and a member of Jones Lang LaSalle's Management Executive Committee since March 1999. Previously, he was a Managing Director and head of the Client Services Group of Jones Lang LaSalle since its incorporation and of the Predecessor Partnerships since April 1996 and, prior to that, was a Vice President in the Client Services Group. Prior to joining the Predecessor Partnerships in 1992, Mr. Minks was a Vice President of Smith Barney, Harris Upham and Co.'s Corporate Finance Group. Before that, he was a Manager at Touche Ross Management Consulting. Mr. Minks holds a B.A. in economics from Stanford University and an M.B.A. from the University of California at Los Angeles.

    PETER C. ROBERTS. Mr. Roberts has been Executive Vice President and Chief Financial Officer since January 2001. Previously, he served as Managing Director and Co-President of Jones Lang LaSalle's Tenant Representation Group in North America from March 1999 to December 2000. Mr. Roberts joined the Tenant Representation Group in June 1993 as Vice President and thereafter held the positions of Senior Vice President, Executive Vice President and then Managing Director. He joined the Predecessor Partnerships in 1986. Prior to that,
Mr. Roberts worked within the Aerospace and Defense Contractor Group at Morgan Guaranty Trust Company of New York. Mr. Roberts attended Dartmouth College, where he graduated magna cum laude with an A.B. degree in Economics. He received his M.B.A. from Harvard Business School.

    NICHOLAS J. WILLMOTT. Mr. Willmott has been Senior Vice President and Global Controller of Jones Lang LaSalle since December 1999. Prior to joining Jones Lang LaSalle, he worked for Pepsi-Cola International, the international beverages division of PepsiCo, Inc., serving as Assistant Controller, International Field Support from January 1997 to December 1999, Division Controller, Europe Beverages Division from July 1995 to December 1996 and Field Services Manager, Eastern Europe from October 1993 to June 1995. From 1982 to 1993, Mr. Willmott worked for the accounting firm of Price Waterhouse, first in England for six years and then in the United States for five years. He holds a B.A. in accounting and financial management from the University of Sheffield and is a Chartered Accountant in the United Kingdom.

    EXECUTIVE OFFICERS. If at any time during the Transition Period, the position of Chairman of the Board and Chief Executive Officer of Jones Lang LaSalle or President, Deputy Chief Executive Officer and Chief Operating Officer of Jones Lang LaSalle becomes vacant, such vacancy will be filled by a majority vote of the entire Board. During the Transition Period, the affirmative vote of at least 75% of the entire Board will be required to alter or amend, or adopt any provision inconsistent with, or repeal, in whole or in part, the articles of the Amended Bylaws containing the foregoing provisions.

BOARD COMMITTEES AND MEETINGS

    In addition to the Nominating Committees, Jones Lang LaSalle has standing Audit and Compensation Committees of the Board. During the Transition Period, each standing committee of the Board will have an equal number of LaSalle Partners Directors (who will be selected by the LaSalle Partners Nominating Committee) and JLW Directors (who will be selected by the JLW Nominating Committee), unless otherwise determined by the affirmative vote of at least 75% of the entire Board.

    AUDIT COMMITTEE. The Board has established an Audit Committee. Each member of the Audit Committee is "independent" as that term is defined in the New York Stock Exchange listing standards. Messrs. Hartley-Leonard, Walter, de Bettignies and Higgs served as members of the Audit Committee during the entire year of 2000. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, reviews the independence of the independent public accountants, including consideration of the range of audit and non-audit fees paid to the independent public accountants, and reviews the adequacy of Jones Lang LaSalle's internal accounting controls. The Audit Committee has a written charter adopted by the Board, a copy of which is attached hereto as Appendix A. The Audit Committee met seven times in 2000. See also the report of the Audit Committee set forth in the section headed "Audit Committee Report," below.

    COMPENSATION COMMITTEE. The Board has established a Compensation Committee. Messrs. Theobald, Walter, de Bettignies and Higgs served as members of the Compensation Committee during the entire year of 2000. The Compensation Committee reviews and approves the compensation of Jones Lang LaSalle's executive officers, administers Jones Lang LaSalle's 1997 Stock Award and Incentive Plan, Employee Stock Purchase Plan and Partial Bonus in Shares Program and oversees Jones Lang LaSalle's compensation programs generally. See "Executive Compensation" below. The Executive Compensation Committee met four times in 2000.

    NOMINATING COMMITTEES. In addition to the duties described under the caption "Election of Directors" and other duties contained in the Amended Bylaws, during the Transition Period, if any LaSalle Partners Director is removed from the Board, becomes disqualified, resigns, retires, dies or otherwise cannot continue to serve as a member of the Board, the LaSalle Partners Nominating Committee will have the exclusive power to designate a person to fill such vacancy, and if any JLW Director is removed from the Board, becomes disqualified, resigns, retires, dies or otherwise cannot continue to serve as a member of the Board, the JLW Nominating Committee will have the exclusive authority on behalf of the entire Board to appoint a designee to fill such vacancy, in each case subject to the approval of a majority of the Directors then remaining in office. During 2000, the Nominating Committee took actions at Board meetings.

    Five meetings of the full Board were held in 2000. Each Director who held such position in 2000 attended at least 75% in the aggregate of all meetings of the Board and any committee on which such Director served (during the period that he served), except for Mr. Cummings, who missed the one Board meeting held while he was a Director.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth certain information regarding the compensation of Mr. Stuart L. Scott and the other four most highly compensated executive officers of Jones Lang LaSalle (the "Named Executive Officers") during 2000. The table includes compensation from all sources for services rendered to Jones Lang LaSalle and its subsidiaries during 2000, 1999 and 1998.

                         SUMMARY COMPENSATION TABLE(1)

                                                 ANNUAL COMPENSATION                   LONG-TERM COMPENSATION
                                        -------------------------------------   ------------------------------------
                                                                                         AWARDS             PAYOUTS
                                                                     OTHER      ------------------------   ---------
                                                                     ANNUAL     RESTRICTED    SECURITIES               ALL OTHER
                                                                   COMPENSA-       STOCK      UNDERLYING     LTIP      COMPENSA-
NAME AND PRINCIPAL POSITION    YEAR      SALARY        BONUS(3)       TION      AWARD(S)(3)    OPTIONS      PAYOUTS     TION(4)
---------------------------  --------   --------      ----------   ----------   -----------   ----------   ---------   ----------
Stuart L. Scott ...........    2000     $440,000      $  528,000          --     $165,000       40,000          --      $385,280
  Chairman of the Board of     1999     $440,000      $  198,000          --     $ 79,199       10,000          --      $351,987
  Directors and Chief          1998     $360,000      $1,140,000          --           --           --          --      $245,181
  Executive Officer

Christopher A. Peacock ....    2000     $400,000      $  480,000          --     $150,000       50,000          --      $ 23,104
  President, Deputy Chief      1999     $400,000      $  180,000          --     $ 72,004           --          --      $ 24,903
  Executive Officer and
  Chief Operating Officer

Lynn C. Thurber ...........    2000     $310,000      $  648,000          --     $202,500        5,000          --      $  2,850
  Chief Executive Officer      1999     $300,000      $  225,750          --     $ 90,296       10,000          --      $  2,790
  of LaSalle Investment        1998     $260,000      $  540,000          --           --           --          --      $  2,763
  Management

Robert S. Orr .............    2000     $228,000(2)   $  484,000          --     $151,250        7,500          --      $ 15,521
  Chief Executive Officer      1999     $243,000(2)   $  270,122          --     $108,046           --          --      $ 16,722
  of Europe

Earl E. Webb ..............    2000     $340,000      $  336,000          --     $502,125           --          --      $  2,850
  Chief Executive Officer      1999     $340,000      $  645,250          --     $ 63,750       10,000          --      $  2,660
  of the Americas              1998     $220,000      $  853,200          --           --           --          --      $  2,793

---------

(1) The 1999 compensation for Messrs. Peacock and Orr includes compensation paid by the JLW Companies for the period preceding the closing of the LaSalle/Jones Lang Wootton transaction on March 11, 1999. Messrs. Peacock and Orr became executive officers on March 11, 1999, and prior to that date were not employed by Jones Lang LaSalle.

(2) Mr. Orr's salary in pounds sterling was the same in both 1999 and 2000, and the difference in the salary amounts set forth in this table reflects only a difference in the exchange rate between the U.S. dollar and the pound sterling for the two years.

(3) The Named Executive Officers, along with certain other officers, received a portion of their 2000 and 1999 bonuses in the form of deferred shares under the Partial Bonus in Shares Program as described below under the caption "Partial Bonus in Shares Program." The portion of the bonus paid in deferred shares under the Partial Bonus in Shares Program is not included in the dollar value under Bonus, and the value (for 2000 based upon the January 2, 2001 closing price upon which the number of deferred shares to be awarded was based and for 1999 based upon the January 3, 2000 closing price upon which the number of deferred shares to be awarded was based) of deferred shares received is listed under Restricted Stock Award(s). The number of deferred shares received by each of the named executive officers in 2000 and 1999, respectively, is as follows: 12,222 and 7,001 shares for Mr. Scott, 11,111 and 6,365 shares for Mr. Peacock, 15,000 and 7,982 shares for Ms. Thurber, 11,204 and 9,551 shares for Mr. Orr and 8,796 and 6,762 shares for Mr. Webb. The Partial Bonus in Shares Program replaced the program pursuant to which certain employees, including Mr. Scott, had a portion of their bonuses credited to accounts under the Stock Compensation Program for investment in Jones Lang LaSalle shares. For Mr. Webb, the Restricted Stock Award(s) column for 2000 also includes a March 1, 2000 grant of 30,000 shares of restricted stock as well as a grant of $44,000 worth of restricted stock under a special bonus compensation trust. Mr. Webb's 1999 bonus includes $454,000 related to the performance of the business he managed prior to becoming Chief Executive Officer of the Americas.

(4) The amounts in this column with respect to 2000 reflect premiums paid on life insurance policies ($300 each for Mr. Scott, Ms. Thurber and Mr. Webb and $355 for Messrs. Peacock and Orr), expatriate expenses and reimbursements ($382,430 for Mr. Scott), contributions by Jones Lang LaSalle to the retirement plan (the "Retirement Plan") qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code") ($2,550 each for Mr. Scott, Mr.Webb and Ms. Thurber), and pension allowances ($22,749 for Mr. Peacock and $15,166 for Mr. Orr).The amounts in this column with respect to 1999 reflect premiums paid on life insurance policies ($390 for Mr. Scott and Ms. Thurber, $360 for Mr. Peacock and Mr. Orr and $260 for Mr. Webb), expatriate expenses and reimbursements ($349,197 for Mr. Scott), contributions by Jones Lang LaSalle to the Retirement Plan ($2,400 for
    Mr. Scott, Ms. Thurber and Mr. Webb) and pension allowances ($24,543 for
    Mr. Peacock and $16,362 for Mr. Orr). The amounts in this column with respect to 1998 reflect premiums paid on life insurance policies ($363 for Mr. Scott and Ms. Thurber and $393 for Mr. Webb), expatriate expenses and reimbursements ($242,418 for Mr. Scott) and contributions by Jones Lang LaSalle to the Retirement Plan ($2,400 for Mr. Scott, Ms. Thurber and
    Mr. Webb).

OPTION GRANTS

    The following table sets forth certain information with respect to Options granted under the 1997 Stock Award and Incentive Plan, as amended (the "1997 Stock Incentive Plan), to each of the Named Executive Officers who received a grant of Options during 2000.

                             OPTION GRANTS IN 2000

                                                  INDIVIDUAL GRANTS                     POTENTIAL REALIZABLE
                                  --------------------------------------------------      VALUE AT ASSUMED
                                  NUMBER OF     PERCENT OF                              ANNUAL RATES OF STOCK
                                  SECURITIES   TOTAL OPTIONS                           PRICE APPRECIATION FOR
                                  UNDERLYING    GRANTED TO                                 OPTION TERM(3)
                                   OPTIONS     EMPLOYEES IN    EXERCISE   EXPIRATION   -----------------------
NAME                              GRANTED(1)    FISCAL YEAR     PRICE      DATE(2)         5%          10%
----                              ----------   -------------   --------   ----------   ----------   ----------
Stuart L. Scott.................    40,000         3.36%        $12.25       3/1/07     $199,600     $464,800
Christopher A. Peacock..........    50,000         4.21%        $12.25       3/1/07     $249,500     $581,000
Lynn C. Thurber.................     5,000         0.42%        $15.12      5/15/07     $ 30,800     $ 71,700
Robert S. Orr...................     7,500         0.63%        $12.25       3/1/07     $ 37,475     $ 87,200

---------

(1) These Options vest with respect to one-third of the shares on each of the first three anniversary dates of the date of grant (March 1, 2000, except for Ms. Thurber whose date of grant was May 15, 2000). These options vest immediately upon the death of the grantee.

(2) These options expire 90 days after the termination of the grantee's employment with Jones Lang LaSalle and its subsidiaries for any reason other than retirement, permanent total disability or death.

(3) The values in these columns are based upon calculations assuming the 5% and 10% annual stock price appreciation rate specified by the Securities and Exchange Commission. These assumed rates are not intended to forecast future price appreciation of the Common Stock. Actual gains, if any, on stock option exercises are dependent upon the future market performance of the Common Stock and the date on which the options are exercised.

AGGREGATED OPTION EXERCISES IN 2000 AND YEAR-END OPTION VALUES

    The following table sets forth certain information concerning exercises of options during 2000, and the year-end value of options owned, by each of the Named Executive Officers.

                    AGGREGATED OPTION EXERCISES IN 2000 AND
                             YEAR-END OPTION VALUES

                                                          NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                         UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                SHARES                 OPTIONS AT FISCAL YEAR-END        FISCAL YEAR-END(1)
                               ACQUIRED      VALUE     ---------------------------   ---------------------------
NAME                          ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                          -----------   --------   -----------   -------------   -----------   -------------
Stuart L. Scott.............       0           0          59,584         65,416           $0          $65,000
Christopher A. Peacock......       0           0               0         50,000           $0          $81,250
Lynn C. Thurber.............       0           0          31,459         16,041           $0          $     0
Robert S. Orr...............       0           0               0          7,500           $0          $12,188
Earl E. Webb................       0           0          40,834         19,166           $0          $     0

---------

(1) The price of the Common Stock at the close of trading on the New York Stock Exchange on December 29, 2000 was $13.875 per share.

INCENTIVE COMPENSATION

    Professional and management employees, including executive officers, receive a portion of their annual compensation in the form of incentive compensation (I.E., a bonus). Such employees are assigned a target bonus, the payment of which is based upon an evaluation of performance against specific objective and subjective standards which vary from employee to employee. Performance against these standards may lead to receiving more than, or less than, the target bonus. Additionally, bonus payments may vary in a year when Jones Lang LaSalle's results are above or below the year's business plan. Certain persons previously employed by JLW Companies were not assigned target bonuses for 2000; however, they will be assigned target bonuses for future years. All executive officers had assigned target bonuses for 2000. Further information regarding the executive officers' bonuses is set forth below under the caption "Compensation Committee Report on Executive Compensation."

1997 STOCK AWARD AND INCENTIVE PLAN

    The 1997 Stock Incentive Plan provides for the grant of various types of stock-based compensation to eligible participants. The purpose of the 1997 Stock Incentive Plan is to promote the success of Jones Lang LaSalle's business in the best interests of its stockholders by providing incentives to those individuals who are or will be responsible for such success.

    The 1997 Stock Incentive Plan is designed to comply with the requirements of Regulation G (12 C.F.R. Section 207), the requirements for "performance-based compensation" under Section 162(m) of the Code and the conditions for exemption from the short-swing profit recovery rules under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The summary that follows is qualified in its entirety by reference to the actual terms of the 1997 Stock Incentive Plan.

    The 1997 Stock Incentive Plan provides for the granting of stock options ("Options"), including "incentive stock options" ("ISOs") within the meaning of
Section 422 of the Code and nonqualified stock options. Options granted under the 1997 Stock Incentive Plan may be accompanied by stock appreciation rights or limited stock appreciation rights, or both ("Rights"). Rights may also be granted independently of

Options. The 1997 Stock Incentive Plan also provides for the granting of restricted stock and restricted stock units ("Restricted Awards"), dividend equivalents, performance shares and other stock- and cash-based awards. Pursuant to the 1997 Stock Incentive Plan, certain Options have been and will be granted to Non-Executive Directors, as more fully described below under the caption "Director Compensation." The 1997 Stock Incentive Plan also permits the plan's administrator to make loans to participants in connection with the grant of awards, on terms and conditions determined solely by the Plan Administrator. Each award is evidenced by an agreement (an "Award Agreement") setting forth the terms and conditions applicable thereto. Certain officers received a portion of their 2000 bonuses in PBS Shares (as described below under the caption "Partial Bonus in Shares Program").

    The 1997 Stock Incentive Plan is administered by the Compensation Committee of the Board (sometimes referred to herein as the "Plan Administrator"). Subject to the terms of the 1997 Stock Incentive Plan, the Plan Administrator has the right to grant awards to eligible recipients and to determine the terms and conditions of Award Agreements, including the vesting schedule and exercise price of such awards. The plan provides that, unless otherwise determined by the Plan Administrator, in the event of a change in control of Jones Lang LaSalle (as defined in the 1997 Stock Incentive Plan) awards under the plan will, among other things, become fully vested and valued as provided in the plan.

    The number of shares reserved for issuance under the 1997 Stock Incentive Plan is 4,160,000. See "Proposal 2" below for a reference to the number of shares remaining and the request for additional shares. These shares may be authorized but unissued shares of Common Stock or shares which have been or may be reacquired by Jones Lang LaSalle in the open market, in private transactions or otherwise.

    Discretionary grants of awards under the 1997 Stock Incentive Plan may be made to any Director (including Non-Executive Directors), employee or any independent contractor of Jones Lang LaSalle or its direct and indirect subsidiaries and affiliates who is determined by the Plan Administrator to be eligible for participation in the plan. ISOs, however, may only be granted to employees of Jones Lang LaSalle and its subsidiaries.

    Options vest and become exercisable over the exercise period, at such times and upon such conditions, including amount and manner of payment of the exercise price, as the Plan Administrator determines and sets forth in the Award Agreement. The Plan Administrator may accelerate the exercisability of any outstanding Option at such time and under such circumstances as it deems appropriate. Options that are not exercised within 10 years (or such shorter term as the Plan administrator may determine) from the date of grant, however, will expire without value. Options are exercisable during the optionee's lifetime only by the optionee. The Award Agreements contain provisions regarding the exercise of Options following termination of employment with or service to Jones Lang LaSalle, including terminations due to the death, disability or retirement of an award recipient.

    The Named Executive Officers received Options in 2000 as described above under the caption "Option Grants." Jones Lang LaSalle's Non-Executive Directors received Options in 2000 as described below under the caption "Director Compensation."

EMPLOYEE STOCK PURCHASE PLAN

    The purpose of the Stock Purchase Plan is to provide an opportunity for persons employed by Jones Lang LaSalle and designated subsidiaries in the United States to purchase shares of Common Stock through voluntary automatic payroll deductions, thereby attracting, retaining and rewarding such persons and strengthening the mutuality of interests between such persons and Jones Lang LaSalle's stockholders. On December 31, 2000, there were 462 employees participating in the Stock Purchase Plan.

    The Stock Purchase Plan currently provides that an aggregate of 1,000,000 shares of Common Stock may be sold pursuant to the Plan, subject to adjustment in certain events.

    The Stock Purchase Plan provides that, through a voluntary automatic payroll deduction, separate accounts will be established for each participant (the "Payroll Deduction Account"). With the amounts credited to such separate account, each participant will have the opportunity to purchase as many shares of Common Stock as he or she is eligible to purchase. Participants may purchase shares only through payroll deductions, and cash contributions will not be permitted. The purchase price for shares of Common Stock will not be less than the lesser of (a) an amount equal to 85% of the closing price of the shares of Common Stock at the beginning of the Offering Period (as defined below) or
(b) an amount equal to 85% of the closing price of shares of Common Stock on the date of purchase of the shares. The Stock Purchase Plan provides that the committee administering the Stock Purchase Plan (the "Committee") has the authority to establish a different purchase price as long as such price complies with the provisions of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury regulations promulgated thereunder.

    Unless otherwise determined by the Committee, the Stock Purchase Plan will be implemented by establishing consecutive six-month offering periods (the "Offering Period") with a new Offering Period commencing on the first trading day on or after the first day of each January and July during the term of the Stock Purchase Plan. The Committee will have the power to change the duration of the Offering Periods (including the commencement dates thereof) with respect to future offerings. The last trading day of each Offering Period prior to the termination of the Stock Purchase Plan (or such other trading date as determined by the Committee) will constitute the purchase date on which each participant will purchase his or her appropriate number of shares (the "Share Purchase Date").

    Notwithstanding the foregoing, Jones Lang LaSalle will not permit the exercise of any right to purchase shares of Common Stock (a) by any employee who immediately after the right is granted would own shares possessing 5% or more of the total combined voting power or value of all classes of stock of Jones Lang LaSalle or any subsidiary; or (b) which would permit an employee's rights to purchase shares under the Stock Purchase Plan, or under any other qualified employee stock purchase plan maintained by Jones Lang LaSalle, to accrue at a rate in excess of $25,000 in fair market value (as determined on the first day of the offering period) for each calendar year.

    Section 424(d) of the Code will be applied to determine the stock ownership of a participant in the Plan, and the shares that a participant may purchase under outstanding rights or options will be treated as shares owned by the participant.

    If a participant's employment is terminated for any reason, if a participant dies, if a participant is granted a leave of absence of more than 90 days duration, or if a participant otherwise ceases to be eligible to participate in the Stock Purchase Plan, payroll deductions will cease and any amounts then credited to his or her Payroll Deduction Account will be refunded to the participant as soon as practicable.

    The Stock Purchase Plan may be amended at any time; provided that no such amendment will be effective unless approved by the stockholders if such approval is necessary to comply with either Section 423 of the Code or the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Stock Purchase Plan may be suspended or discontinued at any time. The Stock Purchase Plan is intended to meet the requirements of Section 423 of the Code.

PARTIAL BONUS IN SHARES PROGRAM

    The Partial Bonus in Shares Program (the "PBS Program") replaced the program pursuant to which certain employees had a portion of their bonuses credited to accounts under the Stock Compensation Program for investment in Jones Lang LaSalle shares. The purpose of the PBS Program is to link the interests of the Senior Executives to those of the shareholders.

    Under the PBS Program, executive officers and certain other officers received up to 20% of their 2000 bonuses in deferred shares ("PBS Shares"). The amount of bonus paid in PBS Shares varies with the level of the participant. Jones Lang LaSalle added an uplift of 25% to the portion of the 2000 bonuses paid in PBS Shares. In future years the uplift may vary. The PBS Shares will vest and be issued on the following schedule: 50% of the PBS Shares will vest and be issued eighteen months after the end of the year to which the bonus is attributable (I.E., July 1, 2002 with respect to 2000 bonuses), and the remaining 50% will vest and be issued thirty months after such year (I.E., July 1, 2003 with respect to 2000 bonuses). Jones Lang LaSalle, in its discretion, may pay employees cash in the amount of the fair market value of PBS Shares that vest rather than issue shares to them. Dividends, if any, paid with respect to PBS Shares prior to vesting are reinvested in further PBS Shares having the same vesting date, and a participant will also receive further PBS shares in the case of a stock split or stock dividend. A participant who is terminated for cause (as defined in the Stock Compensation Program) or who voluntarily resigns his employment will forfeit any PBS Shares which have not vested. If a participant's employment terminates by reason of death, disability or special circumstances (as defined by the plan administrator), PBS Shares will continue to vest on their normal schedule; however, in such cases the plan administrator can choose to accelerate vesting. PBS Shares vest immediately upon an employee's retirement.

    In order to implement the PBS Plan, the Board of Directors approved an amendment to Jones Lang LaSalle's Stock Compensation Program and made awards under that program and the 1997 Stock Incentive Plan. Executive officers received awards under the Stock Compensation Program, as amended, and other officers received awards under the 1997 Stock Incentive Plan. The terms of the awards under the PBS Program were identical regardless of which plan they were made under. This summary of the PBS Program is qualified in its entirety by reference to the actual terms of the Stock Compensation Program, as amended, or the 1997 Stock Incentive Plan, as applicable.

EMPLOYMENT AGREEMENTS

    Messrs. Peacock and Orr are parties to Senior Executive Service Agreements (the "Employment Agreements") providing terms of their employment with Jones Lang LaSalle. The Employment Agreements are in a form used with other senior executives employed in the United Kingdom. The Employment Agreements provide for minimum levels of base salary (L200,000 for Mr. Peacock and L150,000 for Mr. Orr), participation in bonus arrangements established by Jones Lang LaSalle and certain other benefits. They require Messrs. Peacock and Orr to dedicate their whole time and attention to their work with Jones Lang LaSalle and prohibit them from having any other employment. Additionally, they provide for certain restrictions on their business activities following termination of employment. The Employment Agreement may be terminated by Jones Lang LaSalle on twelve months notice and by the covered executive on six months notice. If Jones Lang LaSalle terminates a covered executive's employment other than for reasons specified in the Employment Agreements, the covered executive would be entitled to twelve months of salary and the value of other benefits provided for in the Employment Agreements.

SEVERANCE PAY PLAN

    Jones Lang LaSalle has a Severance Pay Plan for full time employees, including executive officers, employed in the United States. In order to be eligible to receive payments under the Severance Pay Plan, an employee must be involuntarily terminated from employment due to a permanent reduction in work force, job elimination or the permanent shutdown of a facility, department or subdivision. Employees entitled to benefits receive a base severance payment equal to one-half month of the participant's base pay (not including target bonus) in effect at the time of the termination of employment ("Base Pay"). Additionally, an employee may receive enhanced severance pay, as well as a prorated target bonus for the year of the termination and certain other benefits, to the extent the employee executes a Severance Agreement and General Release in favor of Jones Lang LaSalle. Enhanced severance payments are a multiple of Base Pay, with multiples varying with the employee's level of target compensation and length of service with Jones Lang LaSalle. The enhanced severance payment for an employee with target compensation (including target bonus) in excess of $400,000 and who has been employed by Jones Lang LaSalle for at least one year is equal to twelve months of Base Pay plus one month of Base Pay for each full year of continuous service in excess of 12 years, with the maximum enhanced severance payment being 24 months of Base Pay.

    Jones Lang LaSalle is obligated to make statutory payments to employees, including executive officers, employed in the United Kingdom who are terminated for reasons of redundancy. For an executive officer who is made redundant, the required payment would be calculated according to a formula, set by the United Kingdom government, based on age and length of service. In addition, the payments provided for in the executive officer's contract of employment (including the Employment Agreements described above under the caption "Employment Agreements") would be made.

DIRECTOR COMPENSATION

    In 2000, each Non-Executive Director received an annual retainer of $40,000 and $1,000 for attendance at each meeting ($500 for special telephonic meetings) of the Board, the Audit Committee or the Compensation Committee, plus a grant of options to purchase 1,000 shares of Common Stock. Directors who are also officers or employees of Jones Lang LaSalle are not paid any Directors' fees. Jones Lang LaSalle reimburses all Directors for expenses incurred in attending meetings.

    Each Non-Executive Director elected to the Board for the first time receives upon such election an initial grant of options to purchase 5,000 shares of Common Stock at fair market value on the date of grant. In addition, effective as of the Annual Meeting, each Non-Executive Director receives an annual grant of options to purchase 5,000 shares on the date of each annual stockholders meeting after which the Non-Executive Director continues in office. All of the foregoing options have a 10 year term and vest over a 5 year period, with 20% becoming vested on each anniversary of the date of grant. The foregoing grants of options are made automatically under the 1997 Stock Incentive Plan. Each Non-Executive Director may also elect, under the terms of the 1997 Stock Incentive Plan, to receive, in lieu of the annual cash retainer, an option for a number of shares such that the value of the option is equal to the amount of the annual retainer. The 1997 Stock Incentive Plan provides that the value of these options is 33% of the exercise price for options issued with respect to 1999, 2000 and 2001. For options issued with respect to years thereafter, the value will be based upon the Black-Scholes Option Pricing Model. For options issued with respect to 1999 and years thereafter, the exercise price is equal to the average closing prices of Jones Lang LaSalle common stock on the last trading day of each calendar quarter during the year. Such stock options are granted on January 1 of the year following the year in which the retainer is earned, are fully vested upon grant and have 10-year terms.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    There are no Compensation Committee interlocks or insider participation on the Compensation Committee. Certain executive officers have and will attend meetings of the Compensation Committee in order to present information and answer questions of the members of the Compensation Committee.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee is responsible for the oversight of executive compensation and Jones Lang LaSalle's compensation programs, including those with respect to stock ownership.

    Jones Lang LaSalle believes that its employee compensation system is unusual in the real estate industry. The system is designed to reward client relationship building, teamwork and quality performance, as well as to foster employee commitment and align employee and stockholder interests. Toward this end, Jones Lang LaSalle compensates its professionals and managers with salary, bonus and stock ownership programs, rather than on the commission basis which is typical in the industry.

    ANNUAL COMPENSATION. The executive officers are assigned target annual compensation consisting of a salary and target bonus. The executive officers' 2000 salary and target bonuses were approved by the Compensation Committee at the beginning of the year. Target bonus levels for executive officers are set to provide compensation levels which are sufficiently competitive to attract and retain high caliber executives.

    As set forth above under the caption "Incentive Compensation", the payment of an employee's bonus is based upon an evaluation of performance against specific performance objectives set early in the year. These performance objectives include both objective and subjective standards and vary from employee to employee. For the Chairman and Chief Executive Officer (Mr. Scott), the President, Deputy Chief Executive Officer and Chief Operating Officer
(Mr. Peacock) and the Executive Vice President and Chief Financial Officer
(Mr. Sullivan), performance objectives for 2000 fell into two principal categories, financial performance of Jones Lang LaSalle and performance on individualized objectives. The executive officers who are heads of regional or global business units are also measured on these two standards as well as on the financial performance of the regional or global business unit for which the executive officer was responsible.

    The performance objectives relating to financial performance of Jones Lang LaSalle were measured on achievement of the adjusted earnings per share (adjusted to exclude the impact of the principally non-cash compensation expenses associated with the accounting for the Jones Lang Wootton merger) target for the year and, with respect to Messrs. Scott, Peacock and Sullivan, development of a plan for 2001. Those executive officers also evaluated on the financial performance of their regional or global business units were measured on achievement of the financial plan. Individualized performance objectives concentrated on key matters upon which the particular executive officer was to focus and were set based upon identified goals for Jones Lang LaSalle as a whole, as well as identified goals for particular business units or groups of business units. The Compensation Committee has encouraged management to set performance objectives, to the extent possible, in a manner which allows objective measurement of performance, including by setting quantitative standards where appropriate.

    The determination of Mr. Scott's compensation by the Compensation Committee is explained below under "COMPENSATION OF CHIEF EXECUTIVE OFFICER." Mr. Scott reviewed the performance of Mr. Peacock and Mr. Sullivan, determined recommended compensation levels based upon his evaluation of performance against objectives and presented his evaluation and the resulting recommendations with respect to compensation to the Compensation Committee. The Compensation Committee reviewed these evaluations and recommendations, discussed them with Mr. Scott and approved the recommended compensation. Mr. Peacock reviewed the performance of each of the other executive officers (other than Mr. Scott), determined recommended compensation levels based upon his evaluation of performance against objectives and presented his recommendations with respect to compensation, together with a brief description of the basis for the recommendations, to the Compensation Committee. The Compensation Committee reviewed these recommendations, discussed them with Mr. Scott and Mr. Peacock and approved the recommended compensation.

    STOCK PLANS AND PROGRAMS. The executive officers are eligible to receive Options and other awards under the 1997 Stock Incentive Plan. Certain executive officers were granted Options in March 2000, with exercise prices equal to $12.25 per share, the fair market value on the date of grant. These Options vest with respect to one-third of the shares on each of the first three anniversary dates of the date of grant and have terms of seven years. Ongoing awards under the 1997 Stock Incentive Plan are expected to be made annually. Additionally, awards are made to new employees as an incentive to join Jones Lang LaSalle and to other recipients in special situations.

    The Employee Purchase Plan and PBS Program described above under the captions "Employee Stock Purchase Plan" and "Partial Bonus in Shares Program" also provide executive officers, as well as other employees, a means for accumulating Jones Lang LaSalle Common Stock. The Stock Purchase Plan provides employees in the United States with a means to purchase stock at a 15% discount through regular payroll deductions. Under the PBS Program, executive officers receive a portion of their bonuses in deferred shares of common stock as described above under the caption "Partial Bonus in Shares Program." Other officers at certain levels also participate in the PBS Program.

    COMPENSATION OF CHIEF EXECUTIVE OFFICER. As with the other executive officers, Mr. Scott's 2000 target compensation was established by the Compensation Committee at the beginning of the year. Target bonus constituted 60% of Mr. Scott's target compensation for the year. Mr. Scott's performance objectives relating to financial performance of Jones Lang LaSalle were measured against achievement of the adjusted earnings per share target for the year and development of a plan for 2001. For 2000, Jones Lang LaSalle announced a target of 30% growth in adjusted earnings per share over 1999 to $1.39. Jones Lang LaSalle in fact exceeded this target, reporting adjusted earnings per share of $1.41 despite significant weakness during the year in three of Jones Lang LaSalle's most important revenue currencies, the pound sterling, the euro and the Australian dollar. (The $1.41 excludes the impact of the implementation of Staff Accounting Bulletin 101, the impact of which had not been included in the 2000 plan.) A plan for 2001 has been presented to the Board of Directors.
Mr. Scott's individualized objectives involved assuring that Jones Lang LaSalle is an e-commerce leader among major firms in the real estate services industry, increasing institutional investor holdings of Jones Lang LaSalle stock, raising co-investment capital for LaSalle Investment Management and establishing and articulating a comprehensive post-merger vision and strategy. Mr. Scott provided the Compensation Committee with written information regarding his performance on his objectives and discussed this information with the Compensation Committee. Based upon its evaluation of Mr. Scott's performance on the various objectives, the Compensation Committee determined that Mr. Scott should receive his target bonus for the year.

    CERTAIN TAX MATTERS. United States tax laws limit the deduction a publicly held corporation is allowed for compensation paid to the chief executive officer and to the four most highly compensated executive officers other than the chief executive officer. Generally, amounts paid in excess of $1 million to a covered executive, other than performance compensation, cannot be deducted. Jones Lang LaSalle considers ways to maximize the deductibility of executive compensation but reserves the right to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent. As a result, some portion of executive compensation paid to an executive officer whose compensation is subject to the deduction limits described above may not be deductible by Jones Lang LaSalle in the United States.

                             COMPENSATION COMMITTEE
                         Thomas C. Theobald (Chairman)
                           Henri-Claude de Bettignies
                                 Derek A. Higgs
                                 John R. Walter

PERFORMANCE GRAPH

    The following line graph compares Jones Lang LaSalle's cumulative stockholder return on its Common Stock to the cumulative total return of the Standard & Poor's 500 Stock Index ("S&P 500 Index") and an industry peer group index ("Custom Industry Index") from July 17, 1997 (the time of Jones Lang LaSalle's initial public offering) to December 31, 2000. The Custom Industry Index is composed of the following other publicly traded real estate services companies: CB Richard Ellis, Inc., Grubb & Ellis Company, Insignia Financial Group, Inc. and Trammell Crow Company. The graph assumes the investment of $100 in Jones Lang LaSalle and each of the indices on July 17, 1997 and the reinvestment of all dividends. The return shown on the graph is not necessarily indicative of future performance.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

         JONES LANG LASALLE INC.  S & P 500  PEER GROUP
7/17/97                      100        100         100
12/97                        155        111          96
12/98                        128        142          79
12/99                         52        172          42
12/00                         60        156          51

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Messrs. Scott and Rose, as well as an entity affiliated with Mr. Scott, are limited partners of Diverse Real Estate Holdings Limited Partnership ("Diverse"). Diverse has an ownership interest in and operates investment assets, primarily as the managing general partner of real estate development ventures. Prior to January 1, 1992, Jones Lang LaSalle earned fees for providing development advisory services to Diverse as well as fees for the provision of administrative services. Effective January 1, 1992, Jones Lang LaSalle discontinued charging fees to Diverse for these services. In 1992, Diverse began the process of discontinuing its operations and disposing of its assets. In 2000, Diverse made no payments to Jones Lang LaSalle. At the end of 2000, the total receivable due from Diverse in connection with such fees and interest thereon was $.7 million. Messrs. Scott and Rose directly hold an approximately 13.4% and 2.8% partnership interest in Diverse, respectively. In addition, the Stuart Scott Trust, a trust affiliated with Mr. Scott, has a 6.4% partnership interest in Diverse. Diverse did not make distributions to its partners in 2000.

    Jones Lang LaSalle provides property management and leasing and investment management services to The Dai-ichi Mutual Life Insurance Company, a significant beneficial owner (indirectly through various entities) of Common Stock of Jones Lang LaSalle, and its affiliates ("Dai-ichi"). Jones Lang LaSalle earned $7.5 million in fees from Dai-ichi in 2000 with respect to such services. At the end of 2000, Jones Lang LaSalle had receivables of $2.3 million due from Dai-ichi with respect to such services. Jones Lang LaSalle believes that the services provided to Dai-ichi and its affiliates are on terms no more favorable to Dai-ichi than those available to unaffiliated persons.

    Jones Lang LaSalle provides property management and leasing and investment management services to Gothaer Lebensversicherung A.G., a significant beneficial owner of Common Stock of Jones Lang LaSalle, and its affiliates ("Gothaer"). Jones Lang LaSalle earned $1.9 million in fees from Gothaer in 2000 with respect to such services. At the end of 2000, Jones Lang LaSalle had receivables of $.7 million due from Gothaer with respect to such services. Jones Lang LaSalle believes that the services provided to Gothaer are on terms no more favorable to Gothaer than those available to unaffiliated persons.

    In connection with the transactions pursuant to which the interests in the Predecessor Partnerships were contributed to Jones Lang LaSalle, Jones Lang LaSalle granted registration rights to certain Dai-ichi affiliates, as well as certain other parties, with respect to the shares of Common Stock issued to them in exchange for such contributions. The Directors and executive officers who are parties to the Stockholder Agreements and the DEL Stockholder Agreements may be given the right to register shares of Common Stock which they hold in accordance with those agreements.

    Mr. David K.P. Li, a Jones Lang LaSalle Director, is the Chairman and Chief Executive Officer of, and holds a significant interest in, The Bank of East Asia Limited (the "Bank"). The Bank is one of the lenders under Jones Lang LaSalle's Second Amended and Restated Multicurrency Credit Agreement dated as of July 26, 2000. In 2000, Jones Lang LaSalle paid to the Bank $.7 million in fees and interest. As of December 31, 2000, the portion of the revolving credit facility attributable to the Bank's participation was $4.0 million. The highest balance during year 2000 attributable to the Bank's participation was $17.8 million.

    From time to time, Directors and executive officers are given an opportunity to invest in investment vehicles managed by subsidiaries of Jones Lang LaSalle on the same terms as other unaffiliated investors. Additionally, executive officers and other employees have been, and in the future may be, allowed to acquire small interests in certain investment vehicles in order that these vehicles can satisfy certain tax requirements.

                               SECURITY OWNERSHIP

    The following table sets forth certain information concerning the beneficial ownership of the Common Stock, which are the only outstanding voting securities and equity securities of Jones Lang LaSalle, as of March 28, 2001 (except where otherwise noted) by: (i) each Director and Director nominee of Jones Lang LaSalle; (ii) each of the Named Executive Officers; (iii) the Directors, Director nominees and executive officers of Jones Lang LaSalle as a group; and
(iv) each person who is known to Jones Lang LaSalle to have been the beneficial owner of more than five percent of the Common Stock. On March 28, 2001, there were 29,774,135 shares of Common Stock outstanding. Unless otherwise indicated in the footnotes, all of such interests are owned directly, and the indicated person or entity has sole voting and dispositive power.

                                                                   SHARES OF
                                                                  COMMON STOCK
                                                               BENEFICIALLY OWNED
                                                              --------------------
NAMES (1)                                                      NUMBER     PERCENT
---------                                                     ---------   --------
The Dai-ichi Mutual Life Insurance Company (2)..............  2,199,162     7.4%
Gothaer Lebensversicherung A.G. (3).........................  1,734,594     5.8%
Stuart L. Scott (4) (5).....................................    810,103     2.7%
Christopher A. Peacock (6)..................................    175,849        *
Robin S. Broadhurst.........................................    154,182        *
Christopher M. G. Brown (4).................................    201,486        *
Henri-Claude de Bettignies (7)..............................     15,760        *
Darryl Hartley-Leonard (8)..................................     37,477        *
Derek A. Higgs (9)..........................................      7,600        *
David K.P. Li (10)..........................................     25,760        *
Robert S. Orr (11)..........................................    137,339        *
William E. Sullivan (12)....................................    136,633        *
Thomas C. Theobald (13).....................................     67,347        *
Lynn C. Thurber (4) (14)....................................    159,714        *
John R. Walter (15).........................................     45,997        *
Earl E. Webb (4) (16).......................................    172,167        *
All Directors, Director nominees and executive officers as a
  group (20 persons) (17)...................................  2,321,576     7.7%

---------

   * Less than 1%

 (1) Unless otherwise indicated, the address of each person or entity is c/o Jones Lang LaSalle Incorporated, 200 East Randolph Drive, Chicago, Illinois 60601.

 (2) Information with respect to beneficial ownership of The Dai-ichi Mutual Life Insurance Company is included herein in reliance on a Schedule 13G, dated February 10, 1998, filed with the SEC reporting ownership as of December 31, 1997. According to the Schedule 13G, The Dai-ichi Mutual Life Insurance Company owns 100% of the outstanding shares of capital stock of Dai-ichi Life Property Holdings, Inc., which in turn owns 100% of the outstanding shares of capital stock of Dai-ichi Life Investment
     Properties, Inc., which in turn owns 100% of the outstanding shares of capital stock of DSA-LSPL, Inc. and DSA-LSAM, Inc. DSA-LSPL, Inc. owns directly 1,869,288 shares of Common Stock, and DSA-LSAM, Inc. owns directly 329,874 shares of Common Stock. The address of The Dai-ichi Mutual Life Insurance Company is 13-1 Yurakucho, 1-chome, Tokyo, Japan 100.

 (3) Information with respect to beneficial ownership of Gothaer
     Lebensversicherung A.G. is included herein in reliance on a Schedule 13D, dated January 5, 2001, filed with the SEC reporting ownership as of December 21, 2001. According to the Schedule 13D, Gothaer
     Lebensversicherung A.G. owns
     directly 1,734,594 shares of Common Stock. The address of Gothaer Lebensversicherung A.G. is Gothaer Platz 2-8, 37083 Goettingen, Germany.

 (4) Shares are owned directly and by corporations of which the reporting person is, or the reporting person and the reporting person's spouse are, the sole stockholder.

 (5) Includes 76,250 shares which Mr. Scott had the right to acquire through stock options granted under the 1997 Stock Incentive Plan which were exercisable on March 28, 2001 or which would become exercisable within 60 days of that date. 15,000 of the shares listed are held by a trust for the benefit of Mr. Scott's children.

 (6) Includes 16,667 shares which Mr. Peacock had the right to acquire through stock options granted under the 1997 Stock Incentive Plan which were exercisable on March 28, 2001 or which would become exercisable within 60 days of that date.

 (7) Includes 15,760 shares which Professor de Bettignies had the right to acquire through stock options granted under the 1997 Stock Incentive Plan which were exercisable on March 28, 2001 or which would become exercisable within 60 days of that date.

 (8) Includes 19,400 shares which Mr. Hartley-Leonard had the right to acquire through stock options granted under the 1997 Stock Incentive Plan which were exercisable on March 28, 2001 or which would become exercisable within 60 days of that date.

 (9) Includes 2,600 shares which Mr. Higgs had the right to acquire through stock options granted under the 1997 Stock Incentive Plan which were exercisable on March 28, 2001 or which would become exercisable within 60 days of that date.

 (10) Includes 15,760 shares which Dr. Li had the right to acquire through stock options granted under the 1997 Stock Incentive Plan which were exercisable on March 28, 2001 or which would become exercisable within 60 days of that date.

 (11) Includes 2,500 shares which Mr. Orr had the right to acquire through stock options granted under the 1997 Stock Incentive Plan which were exercisable on March 28, 2001 or which would become exercisable within 60 days of that date.

 (12) Includes 52,500 shares which Mr. Sullivan had the right to acquire through stock options granted under the 1997 Plan which were exercisable on March 28, 1999 or which would become exercisable within 60 days of that date. 400 of the shares listed are held by children of Mr. Sullivan.
      Mr. Sullivan disclaims beneficial ownership of the shares of Common Stock owned by his children.

 (13) Includes 19,400 shares which Mr. Theobald had the right to acquire through stock options granted under the 1997 Stock Incentive Plan which were exercisable on March 28, 2001 or which would become exercisable within 60 days of that date. 2,000 of the shares listed are held by Mr. Theobald's wife as custodian for his daughter, and 2,000 of the shares listed are held by Mr. Theobald as trustee of a trust for the benefit of his son.
      Mr. Theobald disclaims beneficial ownership of this 4,000 shares.

 (14) Includes 36,459 shares which Ms. Thurber had the right to acquire through stock options granted under the 1997 Stock Incentive Plan which were exercisable on March 28, 2001 or which would become exercisable within 60 days of that date.

 (15) Includes 19,400 shares which Mr. Walter had the right to acquire through stock options granted under the 1997 Stock Incentive Plan which were exercisable on March 28, 2001 or which would become exercisable within 60 days of that date. 26,577 of the shares listed are held by Mr. Walter as trustee of a trust for the benefit of himself, his wife and others.

 (16) Includes 44,167 shares which Mr. Webb had the right to acquire through stock options granted under the 1997 Stock Incentive Plan which were exercisable on March 28, 2001 or which would become exercisable within 60 days of that date.

 (17) See footnotes (4) through (16) above.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires Jones Lang LaSalle's Directors, certain of Jones Lang LaSalle's officers and beneficial owners of more than 10 percent of Jones Lang LaSalle's outstanding Common Stock to file reports of ownership and changes in ownership of Jones Lang LaSalle's Common Stock with the Securities and Exchange Commission and to send copies of such reports to Jones Lang LaSalle. Based solely upon a review of such reports and amendments thereto furnished to Jones Lang LaSalle and upon written representations of certain of such persons regarding their ownership of Common Stock, Jones Lang LaSalle believes that no such person failed to file any such report on a timely basis during 2000, except that the initial statement of beneficial ownership and a statement of change for a small open market purchase and a merger distribution adjustment for Mr. Williams were filed late. Additionally, small employee plan transactions were not included on the annual statement of beneficial ownership of Messrs. Scott and Rose, and a small transfer by Mr. Orr to his wife was not included on his annual statement of beneficial ownership. Amended statements reflecting these transactions have been filed.

                                   PROPOSAL 2

          APPROVAL OF AMENDMENT TO 1997 STOCK AWARD AND INCENTIVE PLAN

    On March 1, 2001, the Jones Lang LaSalle Board approved an amendment to the 1997 Stock Incentive Plan (the "1997 Stock Incentive Plan Amendment") to increase the number of shares of Jones Lang LaSalle common stock authorized for granting of awards thereunder from 4,160,000 to 8,610,000 shares. As of the close of business on March 28, 2001, Jones Lang LaSalle common stock was trading at $12.28 per share. As of January 31, 2001, options to acquire stock and PBS Shares covering approximately 3,946,069 shares of Jones Lang LaSalle common stock were outstanding under the 1997 Stock Incentive Plan, and 213,931 shares of Jones Lang LaSalle common stock remained available for future awards.

    Jones Lang LaSalle relies on the use of equity awards to attract and retain qualified personnel with the abilities to further its growth. Jones Lang LaSalle believes that the continued use of stock options is an important means of providing appropriate incentives to employees of Jones Lang LaSalle who are necessary for the future success of Jones Lang LaSalle. In addition, grants of shares utilized for the PBS Program, as it may be modified, amended, or replaced, are designed to link the interests of the Senior Executives to those of the shareholders by paying a portion of their bonus in deferred shares. As a result, Jones Lang LaSalle believes that additional shares will be needed for issuance under the 1997 Stock Incentive Plan. In the event that stockholder approval is not obtained for the 1997 Stock Incentive Plan Amendment, the PBS Shares with respect to 2000 bonuses for persons who are not executive officers will be granted under a separate plan which has been approved by the Board. In the event that stockholder approval is obtained for the 1997 Stock Incentive Plan Amendment, this separate plan will be canceled.

    A proposal to approve the amendment to the 1997 Stock Incentive Plan will be presented at the Annual Meeting. Approval of the 1997 Stock Incentive Plan Amendment requires the affirmative vote of a majority of the votes cast on such proposal. Each valid proxy returned to Jones Lang LaSalle will be voted for the approval of the amendment to the 1997 Stock Incentive Plan unless the proxy specifies otherwise. THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT.

    The following is a summary of the principal features of the 1997 Stock Incentive Plan. This summary does not, however, purport to be a complete description of all the provisions of the 1997 Stock Incentive Plan and is qualified in its entirety by reference to the actual terms of the 1997 Stock Incentive Plan. Any stockholder who wishes to obtain a copy of the plan document and amendments may do so by written request to Jones Lang LaSalle Incorporated, 200 East Randolph Drive, Chicago, Illinois 60601, Attention: Fritz E. Freidinger, Secretary. The plan document and amendments have been filed with the Securities and Exchange Commission.

DESCRIPTION OF THE 1997 STOCK INCENTIVE PLAN

    The 1997 Stock Incentive Plan is designed to comply with the requirements of Regulation G (12 C.F.R. Section 207), the requirements for "performance-based compensation" under Section 162(m) of the Code and the conditions for exemption from the short-swing profit recovery rules under Rule 16b-3 of the Exchange Act.

    The 1997 Stock Incentive Plan provides for the granting of stock options ("Options"), including "incentive stock options" ("ISOs") within the meaning of
Section 422 of the Code and non-qualified stock options ("NQSOs"). Options granted under the 1997 Stock Incentive Plan may be accompanied by stock appreciation rights ("SARs") or limited stock appreciation rights ("Limited SARs"), or both ("Rights"). Rights may also be granted independently of Options. The 1997 Stock Incentive Plan also provides for the granting of restricted stock ("Restricted Stock") and restricted stock units ("Restricted Stock Units"), dividend equivalents ("Dividend Equivalents"), performance shares and other stock- and cash-based awards ("Performance Awards"). Pursuant to the 1997 Stock Incentive Plan, certain Options have been and will be granted to Non-Executive Directors. The 1997 Stock Incentive Plan also permits the plan's administrator to make loans to participants in connection with the grant of awards, on terms and conditions determined by the Plan Administrator. Each award is evidenced by an agreement (an "Award Agreement") setting forth the terms and conditions applicable thereto. Certain officers received a portion of their 2000 bonuses in PBS Shares.

    The 1997 Stock Incentive Plan is administered by the Compensation Committee of the Board (sometimes referred to herein as the "Plan Administrator"). Subject to the terms of the 1997 Stock Incentive Plan, the Plan Administrator has the right to grant awards to eligible recipients and to determine the terms and conditions of Award Agreements, including the vesting schedule and exercise price of such awards. The plan provides that, unless otherwise determined by the Plan Administrator, in the event of a change in control of Jones Lang LaSalle (as defined in the 1997 Stock Incentive Plan) awards under the plan will, among other things, become fully vested and valued as provided in the plan.

    Discretionary grants of awards under the 1997 Stock Incentive Plan may be made to any Director (including Non-Executive Directors), employee or any independent contractor of Jones Lang LaSalle or its direct and indirect subsidiaries and affiliates who is determined by the Plan Administrator to be eligible for participation in the plan. ISOs, however, may only be granted to employees of Jones Lang LaSalle and its subsidiaries.

    Options vest and become exercisable over the exercise period, at such times and upon such conditions, including amount and manner of payment of the exercise price, as the Plan Administrator determines and sets forth in the Award Agreement. The Plan Administrator may accelerate the exercisability of any outstanding Option at such time and under such circumstances as it deems appropriate. Options that are not exercised within 10 years (or such shorter term as the Plan administrator may determine) from the date of grant, however, will expire without value. Options are exercisable during the optionee's lifetime only by the optionee. The Award Agreements contain provisions regarding the exercise of Options following termination of employment with or service to Jones Lang LaSalle, including terminations due to the death, disability or retirement of an award recipient.

    Future grants to be made under the 1997 Stock Incentive Plan will be authorized by the Compensation Committee in its sole discretion. For this reason, it is not possible to determine the benefits or amounts that will be received by any particular employees or group of employees in the future.

FEDERAL INCOME TAX CONSEQUENCES

    Set forth below is a discussion of the principal United States federal income tax consequences of Options (including ISOs and NQSOs), SARs, Limited SARs, Restricted Stock, Restricted Stock Units, Dividend Equivalents and Performance Awards that may be granted pursuant to the 1997 Stock Incentive Plan. THIS DISCUSSION IS BASED ON AN ANALYSIS OF THE CODE AS CURRENTLY IN EFFECT, EXISTING LAWS, JUDICIAL DECISIONS, ADMINISTRATIVE RULINGS AND REGULATIONS, AND PROPOSED REGULATIONS, ALL OF WHICH ARE SUBJECT TO CHANGE.

OPTIONS

    ISOS. No taxable income will be realized by an option holder upon the grant or exercise of an ISO. If shares are issued to an option holder pursuant to the exercise of an ISO granted under the 1997 Stock Incentive Plan and if a disqualifying disposition of such shares is not made by such option holder (i.e., no disposition is made within two years after the date of grant or within one year after the receipt of such shares by such option holder), then (i) upon sale of such shares, any amount realized in excess of the exercise price of the ISO will be taxed to such option holder as a long-term capital gain and any loss sustained will be a long-term capital loss and (ii) no deduction will be allowed to Jones Lang LaSalle. However, if shares acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, generally (x) the option holder will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares), over the exercise price thereof, and (y) Jones Lang LaSalle will be entitled to deduct an amount equal to such income. Any additional gain recognized by the option holder upon a disposition of such shares prior to the expiration of the holding period described above will be taxed as a short-term or long-term capital gain, as the case may be, and will not result in any deduction by Jones Lang LaSalle.

    If an ISO is exercised at a time when it no longer qualifies as an ISO, such option will be treated as a NQSO. Subject to certain exceptions, an ISO generally will not be eligible for the federal income tax treatment described above if it is exercised more than three months following termination of employment.

    NQSOS. In general, a grantee will not be subject to tax at the time a NQSO is granted. Upon exercise of a NQSO where the exercise price is paid in cash, the grantee generally must include in ordinary income at the time of exercise an amount equal to the excess, if any, of the fair market value of the Jones Lang LaSalle common stock at the time of exercise over the exercise price, and will have a tax basis in such shares equal to the cash paid upon exercise plus the amount taxable as ordinary income to the grantee.

    Jones Lang LaSalle generally will be entitled to a deduction in the amount of a grantee's ordinary income at the time such income is recognized by the grantee upon the exercise of a NQSO. Income and payroll taxes are required to be withheld on the amount of ordinary income resulting from the exercise of a NQSO.

SARS AND LIMITED SARS

    A grant of SARs or Limited SARs has no federal income tax consequences at the time of such grant. Upon the exercise of SARs or Limited SARs (other than a free standing right that is a Limited SAR), the amount of any cash and the fair market value as of the date of exercise of any shares of the Jones Lang LaSalle common stock received is taxable to the grantee as ordinary income. With respect to a free standing right that is a Limited SAR, however, a grantee should be required to include as taxable income on the date of a change in control an amount equal to the amount of cash that could be received upon the exercise of the Limited SAR, even if the Limited SAR is not exercised until a date subsequent to the change in control date. Jones Lang LaSalle will generally be entitled to a deduction at the same time and in an amount equal to the amount included in the grantee's income.

RESTRICTED STOCK/RESTRICTED STOCK UNITS

    A grantee will not recognize income, and Jones Lang LaSalle will not be entitled to a deduction, upon the grant of Restricted Stock. A grantee generally must include in ordinary income the fair market value of Restricted Stock at the time such Restricted Stock is no longer subject to a substantial risk of forfeiture ("Forfeiture Period") within the meaning of Section 83 of the Code including, in the case of an insider, potential liability under Section
16(b) of the Exchange Act), and such grantee's tax basis in such shares will be equal to their fair market value.

    Jones Lang LaSalle generally will be entitled to a deduction in the amount of an employee's ordinary income at the time such income is recognized as described above. Income and payroll taxes are required to be withheld on the amount of ordinary income resulting from the Restricted Stock.

DIVIDEND EQUIVALENTS

    A grantee will not be taxed upon the grant of a Dividend Equivalent, but will instead recognize ordinary income in an amount equal to the value of the Dividend Equivalent at the time the Dividend Equivalent becomes payable to the grantee. Jones Lang LaSalle will be entitled to a deduction at such time and in such amount as the grantee recognizes ordinary income with respect to the Dividend Equivalent.

PERFORMANCE AWARDS

    A grantee will not recognize income, and Jones Lang LaSalle will not be entitled to a deduction, upon the grant of a Performance Award. A grantee generally must include in ordinary income the fair market value of the cash, shares of Jones Lang LaSalle common stock, other award or other property received by him upon realization to the Performance Award, and such grantee's tax basis in any such shares, award or other property will be equal to such fair market value.

    Jones Lang LaSalle generally will be entitled to a deduction in the amount of the grantee's ordinary income at the time income is recognized as described above. Income and payroll taxes are required to be withheld on the amount of the ordinary income resulting from the Performance Award.

                                   PROPOSAL 3

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    The Board, with the recommendation of the Audit Committee, has appointed the firm of KPMG LLP as Jones Lang LaSalle's independent auditors for 2001. A proposal to ratify this appointment will be presented at the Annual Meeting.

    Each valid proxy returned to Jones Lang LaSalle will be voted for the ratification of the appointment of KPMG LLP as Jones Lang LaSalle's independent auditors for 2001 unless the proxy specifies otherwise. THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF SUCH APPOINTMENT. The Board retains the right to appoint substitute independent auditors at any time during 2001 for any reason whatsoever upon the recommendation of the Audit Committee.

                             AUDIT COMMITTEE REPORT

    The Audit Committee of the Board is responsible for providing independent, objective oversight of Jones Lang LaSalle's accounting functions and internal controls. The Audit Committee is composed of 4 Directors, each of whom is independent as defined by the New York Stock Exchange listing standards. The Audit Committee operates under a written charter approved by the Board of Directors. A copy of the charter is attached to this Proxy Statement as Appendix A.

    Management is responsible for Jones Lang LaSalle's internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of Jones Lang LaSalle's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to review these processes.

    In connection with these responsibilities, the Audit Committee met with management and the independent accountants to review and discuss the December 31, 2000 financial statements. The Audit Committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received written disclosures from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm's independence.

    Based upon the Audit Committee's discussions with management and the independent accountants, and the Audit Committee's review of the representations of management and the independent accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in Jones Lang LaSalle's Annual Report on Form 10-K for the year ended December 31, 2000, to be filed with the Securities and Exchange Commission.

                                AUDIT COMMITTEE

                       Darryl Hartley-Leonard (Chairman)
                           Henri-Claude de Bettignies
                                 Derek A. Higgs
                                 John R. Walter

                         INDEPENDENT PUBLIC ACCOUNTANTS

    Jones Lang LaSalle expects that representatives of KPMG LLP will be present at the Annual Meeting and will be available to respond to appropriate questions. Such representatives will have the opportunity to make a statement at the Annual Meeting if they desire to do so.

AUDIT FEES

    The total fees for professional services rendered in connection with the audit of Jones Lang LaSalle's annual financial statements included on Form 10-K and the reviews of the financial statements included in Jones Lang LaSalle's quarterly reports on Form 10-Q totaled approximately $0.6 million for the year 2000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

    KPMG LLP provided no professional services in connection with the design and implementation of financial information systems for the year 2000.

ALL OTHER FEES

    For the year 2000, KPMG LLP billed Jones Lang LaSalle approximately
$1.9 million for services other than those disclosed above, including, without limitation, tax planning and compliance, statutory audit services and services related to registration of securities.

                             STOCKHOLDER PROPOSALS

    Stockholder proposals intended to be presented at the year 2002 Annual Meeting and included in Jones Lang LaSalle's proxy statement and form of proxy relating to that meeting pursuant to Rule 14a-8 under the Exchange Act must be received by Jones Lang LaSalle at Jones Lang LaSalle's principal executive offices by December 7, 2001. In order for stockholder proposals made outside of Rule 14a-8 under the Exchange Act to be considered "timely" within the meaning of Rule 14a-4(c) under the

Exchange Act, such proposals must be received by Jones Lang LaSalle at Jones Lang LaSalle's principal executive offices by February 15, 2002. The Amended Bylaws require that proposals of stockholders made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of the Amended Bylaws, not later than February 15, 2002 and not earlier than January 14, 2002.

                           PROXY SOLICITATION EXPENSE

    The proxies being solicited by this Proxy Statement are being solicited by the Board of Jones Lang LaSalle. Proxies may be solicited by officers, Directors and regular employees of Jones Lang LaSalle, none of whom will receive any compensation other than their regular compensation. Solicitations may be made personally, or by mail, email, facsimile, telephone, telegraph or messenger. Jones Lang LaSalle will, upon request, pay persons holding shares of Common Stock in their names or the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding solicitation materials to the beneficial owners. All of the costs of the solicitation of proxies will be paid by Jones Lang LaSalle.

                                                                      APPENDIX A

                        JONES LANG LASALLE INCORPORATED
                            AUDIT COMMITTEE CHARTER
              (ADOPTED BY THE BOARD OF DIRECTORS ON MAY 15, 2000)

    The Audit Committee is a committee of the Board of Directors. Its function is to assist the Board in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to the shareholders and others, the systems of internal financial controls and compliance with applicable laws, regulations and internal policies which management has established and the audit process.

    The membership of the Committee shall consist of at least three Directors and shall satisfy the requirements set forth in the rules of the New York Stock Exchange. Committee Members and the Committee Chairman shall be designated by, and serve at the pleasure of, the Board of Directors.

    The Committee shall have the power to conduct or authorize investigations into any matters within the Committee's scope of responsibilities. The Committee shall be empowered to retain independent counsel, accountants or others to assist it in the conduct of any investigation.

    The Committee shall meet at least four times per year. Meetings may be held by telephone conference. The Committee may ask members of management or others to attend meetings and provide pertinent information as necessary. To the extent they determine appropriate, the Committee Members may communicate outside such meetings with one another and with members of management, the director of internal auditing and the independent auditors.

    In addition to those set forth in this Charter, the Committee will perform such other activities consistent with the Company's charter and bylaws and applicable law as the Committee or the Board of Directors deems necessary or appropriate.

    In meeting its responsibilities, the Audit Committee is expected to:

    1. Provide an open avenue of communication between the internal auditors, the independent auditors and the Board of Directors.

    2. Review and reassess this Charter annually and submit any proposed changes to the Board of Directors for approval.

    3. Recommend to the Board of Directors the accounting firm to serve as independent auditors, and review and approve the discharge of the independent auditors.

    4. Review, and discuss with the independent auditors, the independence of the independent auditors, including a review of management consulting and other non-audit services provided by that firm.

    5. Review with management, the director of internal auditing and the independent auditors significant risks or exposures with respect to financial reporting and assess the steps management has taken to deal with them.

    6. Consider with management, the director of internal auditing and the independent auditors the rationale for employing audit firms other than the principal independent auditors.

    7. Review with the director of internal auditing and the independent auditors the coordination of audit effort to assure completeness of coverage, reduction of redundant efforts and the effective use of audit resources.

    8. Consider and review with the independent auditors and the director of internal auditing:

       a. The adequacy of the Company's internal controls, including, without limitation, computerized information system controls.

       b. Any related significant findings and recommendations of the independent auditors together with management's responses thereto.

       c. Any other matters which the independent auditors determine they are required under applicable regulations to communicate to the Committee.

    9. Prior to the annual audit of financial statements for the fiscal year, review with the independent auditors the audit plan.

    10. Review with management and the independent auditors at the completion of the annual audit of the financial statements for the fiscal year and prior to the filing of such financial statements with the Securities and Exchange Commission:

       a.  The Company's annual financial statements and related footnotes.

       b. The independent auditors' audit of the financial statements and report thereon.

       c. Any significant changes required in the audit plan during the course of the audit.

       d. Any serious difficulties or disputes with management encountered during the course of the audit.

       e. Other matters related to the conduct of the audit which are to be communicated to the Committee under generally accepted auditing standards.

    11. Consider and review with management and the director of internal auditing:

       a. The plan for internal audits and changes made to the audit plan, including, without limitation, to the planned scope of audits.

       b. Significant findings during the year and management's responses thereto.

       c. Any difficulties encountered in the course of internal audits, including any restrictions on the scope of work or access to required information.

       d.  The internal auditing department budget and staffing.

    12. Review with management and the independent auditors the Company's quarterly financial statements and results prior to the filing of such financial statements with the Securities and Exchange Commission.

    13. Review legal and regulatory matters that may have a material impact on the financial statements.

    14. Meet with the director of internal auditing, the independent auditors and management in such separate executive sessions as the Committee deems appropriate to discuss any matters that the Committee or these groups believe should be discussed privately with the Committee.

    15. Report Committee actions to the Board of Directors with such recommendations as the Committee may deem appropriate.

    16. Prepare and file, or cause to be prepared and filed, any reports or other documents required to be prepared and filed by the Committee under applicable law or regulations of the Securities and Exchange Commission or the New York Stock Exchange.

PROXY                   JONES LANG LASALLE INCORPORATED                    PROXY
              Proxy Solicited on Behalf of The Board of Directors
             For The Annual Meeting of Stockholders -- May 14, 2001

     The undersigned hereby appoints Stuart L. Scott, Christopher A. Peacock and Fritz E. Freidinger, and each of them, with full power of substitution, to represent the undersigned and as proxies to vote all the Common Stock of Jones Lang LaSalle Incorporated which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the annual meeting of stockholders to be held on May 14, 2001, or at any adjournment or postponement thereof.

     THIS PROXY WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL THE NOMINEES AND FOR PROPOSAL NUMBER 2 AND PROPOSAL NUMBER 3.

          PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

                 (Continued and to be signed on reverse side.)

--------------------------------------------------------------------------------

                         [JONES LANG LASALLE LOGO]


5776--JONES LANG LASALLE INCORPORATED

                        JONES LANG LASALLE INCORPORATED
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. /X/

[                                                                              ]

1. Election of Directors:                       For   Withhold   For All                                       Abstain For Against
   NOMINEES: 01-Henri-Claude de Bettignies,     All     All       Except    2. Amendment of the 1997 Stock
             02-Darryl Hartley-Leonard,         / /     / /        / /         Award and Incentive Plan.        / /   / /    / /
             03-Robert S. Orr,                                              3. Ratification of the
             04-William E. Sullivan,                                           appointment of KPMG the         Abstain For Against
             05-Earl E. Webb and                                               meeting according to their       / /   / /    / /
             06-Robin Broadhurst.                                              best judgment and in their
                                                                               discretion.
                                                                            4. To vote upon any other
                                                                               matters that may properly be
                                                                               presented at the meeting
                                                                               according to their best
                                                                               judgment and in their
                                                                               discretion.
__________________________________________
(Except nominee(s) written above.)
                                                                                        The undersigned acknowledges receipt
                                                                                        of the Notice of Annual Meeting of
                                                                                        Stockholders and of the Proxy
                                                                                        Statement.

                                                                                                         Dated: ______________, 2001


                                                                                                  Signature(s)______________________

                                                                                                  __________________________________
                                                                                                  Please sign exactly as your name
                                                                                                  appears. If signing as attorney,
                                                                                                  executor, administrator, trustee
                                                                                                  or guardian or an officer of a
                                                                                                  corporation or other entity,
                                                                                                  please give full title. If shares
                                                                                                  are held jointly, both owners must
                                                                                                  sign.





--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE


                            YOUR VOTE IS IMPORTANT.

           PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.




5776--JONES LANG LASALLE INCORPORATED